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                                AGREEMENT BETWEEN
                              PGA TOUR OF AUSTRALIA
                                       AND
                                  AGTSPORTS INC


This Agreement (hereinafter referred to as "the Agreement") is made and entered into this 14th day of October 1994 by and between AGTsports, Inc of 6890 South Tucson Way, Suite 202, Englewood, Colorado 80112, USA, telephone
(303) 792 5000 (hereinafter referred to as "AGT") and PGA Tour of Australia, (ACN 002 539 433) of 4/140 George Street, Hornsby, New South Wales 2077, Australia, telephone 011 612 476 3333 (hereinafter referred to as "PGA Tour").

WHEREAS AGT is in the business of developing, marketing and servicing programs for a full line of computer products and services;

WHEREAS PGA Tour requires certain computer products and services to enhance the enjoyment of spectators, while enhancing the statistical analysis of each player;

NOW, THEREFORE, for mutual consideration, the parties to this Agreement agree as follows:

AGT agrees to provide computer products and services, individual player statistical system which include weekly reports for media and tour use, players' rankings, scorecards and software required to operate the system.

AGT further agrees to supply software necessary for fan enhancement programs used at tournament events.

PGA Tour agrees to license the information for resale by AGT to club facilities and individual golfers.

AGT agrees to pay all administration and tournament associated expenses involved in the gathering of the statistical information and implementation of the tournament software (as shown in the Exhibits). AGT further agrees to supply PGA Tour with qualified technicians, programmers and administrative staff to implement all programs currently contained within this proposal or under discussion today or in the future. AGT further agrees to supply hardware to PGA Tour offices and to network information movement between tournaments and offices. AGT agrees to use its best efforts to broadcast all statistics to any site containing an AGT computer system. AGT will install systems at golf facilities owned or operated by the PGA Tour and tournament venues, beginning October 1994. AGT will use its best efforts to utilize all goods and services provided by fellow sponsors of the PGA Tour including local sponsors at tournament venues. AGT will provide consulting


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Exhibit II to PGA Tour of Australia/ACTsports Inc. Agreement       Page 1 of 4


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services for the tour's technology needs and wherever possible, create and manage the technologies required by the Tour.

The PGA Tour agrees to display AGT's marks, logos and other identifying symbols on all materials related to this Agreement at tournament venues and relevant credits on television and print media where the information is directly provided by the AGT system. AGT will have the worldwide nonexclusive rights to use the PGA Tour Technical Support lozenge in its publicity activities. AGT will receive credit (logo and name) on the Performance Statistics page of any tour production. PGA Tour agrees to provide residence for no more than two AGT tournament staff at its Hornsby headquarters beginning September 1994 for a period not to exceed one year. PGA Tour also agrees to assist AGT in promoting AGT's products and services to its sponsors, promoters and tournament venues.

                                OTHER PROVISIONS

Both parties agree to be responsible for their own report and document filings, tax returns and other regulatory compliance of any State, local or Federal agencies and any laws of Australia.

Both parties to this Agreement warrant the accuracy and authenticity of documents, reports and charters.

Both parties agree that any new product, service or use of the assets of this Agreement that is not golf related and that arises from the relationship pursuant to this Agreement shall be excluded from this Agreement, unless mutually agreed upon by both parties.


                              TERMS AND TERMINATION

Both parties to this Agreement hereby agree to a five (5) year term, renewed automatically for an additional five (5) year term, unless either party notifies in writing of their intention not to renew. Such written notice must be provided no less than thirty (30) days prior to the end of the term period. The term period of this Agreement shall be the anniversary date of this Agreement.

The intention of this Agreement is to supply a stepping stone for further opportunities which may exist between AGTsports Inc and the PGA Tour.


                                TERMS OF PAYMENT

AGT and PGA Tour hereby agree that the service provided by AGT to fulfill its requirement under the terms of this Agreement as


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Exhibit II to PGA Tour of Australia/ACTsports Inc. Agreement       Page 2 of 4


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described below will be provided on the basis of the PGA Tour allowing access to AGT to the privileges and benefits as described below:

1. AGT agrees to supply PGA Tour with information which it can disseminate to players, to the media and to tournament organizers.

2. The players information will include, but is not necessarily limited to, Order of Merit standing, Career Money List, Players Merit Index, Number of Starts, Rounds of Played, Number of Cuts Made, Top Ten Finishes, Rounds in the Sixties, Sub-Par Rounds, Scoring Ranking, Driving Distance Rank, Greens in Regulation, Putting Ranking, Sand Saves Ranking, Birdies per Round Ranking, Sub-Par Ranking, Year to Date Earnings, MI-around Rank.

3. The information which will be available to the Statistics, General Course and Tournament Biographical Information, Order of Merit and other media will include Daily Pairings, Players' Information, Tournament Records, Player Money List information.

4.   The tournament organizers will receive the same information as the media.

PGA Tour will provide access to all PGA Tour Sanctioned Events on the Australian Tour. This access will include (but will not necessarily be limited to) the following:

1.   Players score results.

2.   Media center accommodation.

3.   Power to operate the AGTsports database.

4. Advertising and publicity in the Tour media guide and every publication of "Get Close".

5. A telephone at every event and, if required, the installation of a dedicated telephone line (usage of this line will be an AGTsports expense).

6. Office space (approximately 16 square meters) in PGA Tour Headquarters from 1 November 1994 to 31 October 1995 at no charge to AGTsports. This office space to be used by no more than two staff at any one time. A telephone will be installed


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Exhibit II to PGA Tour of Australia/ACTsports Inc. Agreement       Page 3 of 4


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     in this office for AGTsports' exclusive use. This will be an AGTsports expense, invoiced regularly from PGA Tour.

7. A reasonable number of event access credentials for each PGA Tour event (approximately 20).

8. PGA Tour will assist AGTsports in establishing its reputation in all areas within PGA Tour's area of activity.

                 THIS AGREEMENT TO BE INDEPENDENT OF ALL OTHERS

AGT and PGA Tour are not related, affiliated or joined with any agreement, contract or any other document. Should any part of this Agreement for any reason be declared invalid and be found to be unable to be modified in accordance, such decision shall not affect the validity of any remaining portion and shall remain in full force and effect as though this Agreement had been executed with the invalid portion thereof eliminated; and it is hereby declared the intention of the parties to this Agreement to construe this Agreement without including therein any part or portions which may for any reason be hereafter declared invalid.

Notwithstanding any of the representations, warranties, acknowledgment or agreements made herein by AGT and PGA Tour, the parties do not hereby or in any other manner waive the rights granted to it under Federal or State securities law or any laws in Australia.

This Agreement, its Exhibits, or any other document contained herein, may be changed by mutual agreement of the parties.


                             THE COMPLETE AGREEMENT

This Agreement together with the schedules and exhibits set forth in this Agreement and all documents incorporated herein by reference, express the entire understanding of the parties with references to the subject matter hereof, and there is no understanding, agreement, inducement, promise, guarantee or representation, oral or otherwise, in any way inducing, limiting, extending, defining or relating to any of the provisions hereof.

The exhibits and their schedules and attachments, which are all to be a part of this Agreement, whose provisions shall have the same force and effect of any other provision of this Agreement (and a thorough reading and understanding of all said exhibits, schedules and attachments as identified herein and therein, is acknowledged by AGT and PGA Tour.


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The schedules and exhibits set forth in this Agreement and their exhibits, if any, are to be furnished to both parties within thirty (30) days of the date of the closing of this Agreement.
                                  MISCELLANEOUS

Any provision hereof found to be prohibited by law shall be ineffective to the extent of such prohibition without invalidating any other provision or provisions of this Agreement. If any substantive provision of this Agreement is rendered invalid or of doubtful validity because of (1) judicial decisions with respect to the same provision in another agreement, (2) judicial decisions with respect to any analogous provision in a lease agreement, (3) official opinion or statement of any state official or regulatory agency or (4) law, both parties shall modify this Agreement by deleting such provision that retains insofar as possible the removed provision.


                                   ACCEPTANCE

This Agreement shall not become valid or effective until it is approved, accepted, dated and executed by the parties at the place indicated and last signed by AGTsports, Inc.

AGTsports, Inc.

By:  ///Gregory F. Jablonski///
     ------------------------------
        Gregory F. Jablonski

Title:    Chief Executive Officer
          AGTsports, Inc



PGA Tour of Australia


By:  ///Brian Allan///
     ------------------------------
        Brian Allan

Title:    Chief Executive
          PGA Tour of Australia



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Exhibit II to PGA Tour of Australia/ACTsports Inc. Agreement       Page 5 of 4